Exhibit 99.1

NEWS RELEASE
Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
TOLLGRADE REPORTS FOURTH QUARTER 2006 RESULTS AT HIGH END OF EARNINGS GUIDANCE
PITTSBURGH, PA — January 31, 2007 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $16.6 million and earnings per share of $0.12 for the fourth quarter ended December 31, 2006. These results include a per share charge of $(0.02) for the cost of restructuring initiatives announced on July 27, 2006. Excluding this charge, non-GAAP earnings for the fourth quarter ended December 31, 2006 were $0.14 per share. In comparison, revenue and earnings per share for the fourth quarter of 2005 were $18.2 million and $0.14, respectively. Revenue and earnings per share for the fourth quarter of 2006 were within the range of estimates the Company provided on October 25, 2006, which indicated sales could range from $14.5 million to $18.5 million, and earnings per share could range from $0.02 to $0.13 on a GAAP basis and from $0.03 to $0.14 on a non-GAAP basis.
“We are pleased by the sequential improvement in our gross margins this quarter, which was largely fueled by strong sales of test system products to both RBOC and international customers,” said Mark B. Peterson, Tollgrade’s Chief Executive Officer.
The Company reported revenue of $65.4 million and a loss per share of $(0.14) for the year ended December 31, 2006. Excluding charges for restructuring, non-GAAP earnings per share for the year ended December 31, 2006 were $0.14. In comparison, revenue for the year ended December 31, 2005 was $66.3 million and earnings per share were $0.27. Excluding the charges related to the write-down of certain acquired software and retirement cost associated with the Company’s former CEO, non-GAAP earnings per share for the year ended December 31, 2005 were $0.33.
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024 / 412-820-1400 / 800-878-3399 / Fax: 412-820-1530
685 Route 202/206 South / Bridgewater, NJ 08807 / 908-243-3900 / Fax: 908-243-3300
7020 Professional Parkway East / Sarasota, FL 34240 / 941-373-6800 / 877-280-0030 / Fax: 941-373-6887
Telco Support: 800-777-5405 / Cable Support (TAC): 941-373-6850 or 888-486-3510
www.tollgrade.com

Restructuring Activities
During the fourth quarter of 2006, the Company continued its cost restructuring initiatives, and recorded a charge of $0.3 million. The restructuring charge recorded in the fourth quarter of 2006 related to costs for employee relocation and a refinement of estimates related to lease abandonment costs.
“We have made great progress on our restructuring initiatives. The Emerson and Sarasota product line integrations are virtually complete and most employees are in place and operating effectively. We expect that any future costs related to these initiatives would be limited to relocation of a few employees and final adjustment to lease abandonment cost estimates,” said Mr. Peterson.
Fourth Quarter 2006 Revenue Results
Sales of Tollgrade’s DigiTest® system products were $4.9 million in the fourth quarter of 2006, compared to $4.7 million in the fourth quarter of 2005. DigiTest system revenues increased slightly in the fourth quarter of 2006 compared to the fourth quarter of 2005, primarily due to increased deployment of products into Africa and sales to an RBOC customer, offset by lower sales to the Company’s CLEC customer base.
Sales of the Company’s N(x)Test™ system products, acquired by the Company from Emerson on February 24, 2006, were $3.3 million for the fourth quarter of 2006. Sales were primarily driven by continued deployment and acceptance of these products into Eastern Europe and by the Company’s first sales of these products to an acquired account in Asia.
Overall sales of cable hardware and software products were $3.0 million in the fourth quarter of 2006, compared to $3.5 million in the fourth quarter of 2005. The decrease reflects lower sales of our DOCSIS® -based software products. The fourth quarter of 2005 benefited from the sale of several Cheetah software licenses.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $2.4 million in the fourth quarter of 2006, compared to $5.2 million in the fourth quarter of 2005. The fourth quarter of 2005 benefited from increased purchases likely due to hurricane and storm-related restoration projects by certain RBOCs.

Fourth quarter 2006 sales from Services, which includes installation oversight and project management services as well as fees for software maintenance, were $3.0 million, compared to $3.7 million in the fourth quarter of 2005. This decrease is primarily attributable to lower project-related service revenues during the quarter, which fluctuate with the completion of contract milestones.
Sales of LoopCare™ software products, separate and unrelated to the Company’s DigiTest system products, were insignificant in the fourth quarter of 2006 compared to $1.1 million in the fourth quarter of 2005. The sale of LoopCare software is project driven and has long and less predictable sales cycles. Consequently, revenue for this product line can fluctuate significantly on a quarter by quarter basis. The Company expects that, over the course of 2007, sales of this product line will benefit from the Company’s recently-announced international project awards. LoopCare software license fees and services revenues, including the separate software products previously discussed, were $2.2 million in the fourth quarter of 2006 compared to $3.4 million in the comparable period of the prior year.
Fourth Quarter 2006 Financial and Operating Data
Gross profit for the fourth quarter of 2006 was $9.1 million, a decrease of $0.9 million compared to the fourth quarter of 2005 as a result of lower sales levels. Gross profit as a percentage of sales for the fourth quarter of 2006 was 54.7%, which is comparable to 54.8% in the prior year quarter.
Overall operating expenses were $7.6 million for the fourth quarter of 2006, including restructuring expense of $0.3 million, compared to $7.7 million in the fourth quarter of 2005. Selling and marketing expenses for the fourth quarter of 2006 were $2.5 million, an increase of $0.2 million from the fourth quarter of 2005. The increase is attributable to personnel and related costs associated with the addition of the Emerson product line, stock compensation expense, and increased commission costs. General and administrative expenses increased to $2.0 million in the fourth quarter of 2006 compared to $1.8 million in the fourth quarter of 2005. The increase is associated with stock compensation expense and higher professional services costs. Research and development expenses for the fourth quarter of 2006 were $2.8 million, a decrease of $0.7 million from the fourth quarter of 2005. This decrease is attributable to lower personnel and related costs which are a direct result of our restructuring initiatives.

The effective tax rate for the fourth quarter of 2006 was approximately 27.9%, compared to approximately 34.6% in the prior year quarter. The effective tax rate for the fourth quarter of 2006 reflects the relative impact of permanent tax items on our tax rate.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $10.0 million as of December 31, 2006, compared to backlog of $14.7 million as of December 31, 2005. The decrease is primarily attributable to the 2005 backlog containing a significant bulk order for DOCSIS-based products and the completion in 2006 of significant milestones for certain large projects initiated in 2005. The backlog at December 31, 2006 does not include any amounts attributable to the Company’s recently-announced international project wins, as the commercial terms for those projects have not yet been finalized. The backlog at December 31, 2006 and December 31, 2005 included approximately $5.7 million and $6.2 million, respectively, related to software maintenance contracts, which is earned and recognized as income on a ratable basis during the remaining terms of these agreements. The maintenance backlog at December 31, 2006 would have approximated 2005 levels but does not include the effect of certain agreements, which were signed in early January 2007.
Management expects that approximately 41.7% of the backlog as of December 31, 2006 will be recognized as revenue in the first quarter of 2007.
First Quarter 2007 and Full Year Outlook
“Regarding our first quarter 2007 outlook, as previously announced, we have won two large scale projects that are expected to provide significant benefit to Tollgrade in 2007. However, the commercial terms and the timing of these projects are being finalized, and thus only the initial benefits of one of the projects have been reflected in our first quarter ranges,” said Peterson. “As a result, we expect revenue for the first quarter of 2007 to range from $12 million to $15 million and per share results from $(0.03) to $0.08. While there will be risks and uncertainties to be overcome throughout 2007, we currently expect earnings for the full year to be at least $0.50 per share. However, we expect that the more project-oriented and international focus of our business, as well as the timing of initial deployment of new IP technologies by domestic carriers, will cause our revenue and earnings to fluctuate on a quarter by quarter basis,” added Peterson.

Conference Call and Webcast
A conference call to discuss earnings results for the fourth quarter of 2006 will be held on February 1, 2007 at 9:00 a.m., Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s Fourth Quarter Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address:
http://www.videonewswire.com/event.asp?id=37526
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 200 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Revenues:
Products	$13,529	$14,486	$52,358	$53,007
Services	3,055	3,665	13,036	13,312

	16,584	18,151	65,394	66,319

Cost of sales:
Products	6,001	6,117	25,277	24,326
Services	941	1,240	4,543	3,883
Amortization	567	856	3,419	3,004
Inventory write-down	—	—	4,308	—
Write-down of acquired software	—	—	—	424

	7,509	8,213	37,547	31,637

Gross profit	9,075	9,938	27,847	34,682

Operating expenses:
Selling and marketing	2,470	2,289	10,552	8,882
General and administrative	2,046	1,845	7,981	7,486
Research and development	2,792	3,525	13,276	14,079
Restructuring expense	341	—	1,840	—
Retirement expense	—	—	—	775

Total operating expenses	7,649	7,659	33,649	31,222

Income (loss) from operations	1,426	2,279	(5,802)	3,460
Other income	771	531	2,755	1,359

Income (loss) before income taxes	2,197	2,810	(3,047)	4,819
Provision (benefit) for income taxes	614	973	(1,213)	1,301

Net income (loss)	$1,583	$1,837	$(1,834)	$3,518

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,270	13,275	13,239	13,217

Net income (loss) per common and common equivalent shares	$0.12	$0.14	$(0.14)	$0.27

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2006	2005

ASSETS

Current assets:

Cash and cash equivalents	$57,378	$49,421
Short-term investments	5,323	18,010
Accounts receivable:
Trade	15,149	9,456
Other	1,918	1,406
Inventories	8,556	9,934
Prepaid expenses	776	1,397
Deferred and refundable tax assets	2,939	1,803
Assets held for sale	1,190	—

Total current assets	93,229	91,427

Property and equipment, net	3,301	6,390
Deferred tax assets	—	46
Intangibles and capitalized software costs, net	41,487	43,616
Goodwill	23,836	21,562
Receivable from officer	148	153
Other assets	351	135

Total assets	$162,352	$163,329

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,580	$1,262
Accrued warranty	2,135	2,220
Accrued expenses	2,590	2,579
Accrued salaries and wages	658	660
Accrued royalties payable	200	581
Income taxes payable	97	869
Deferred income	2,783	2,450

Total current liabilities	10,043	10,621

Deferred tax liabilities	2,865	2,447

Total liabilities	12,908	13,068

Total shareholders’ equity	149,444	150,261

Total liabilities and shareholders’ equity	$162,352	$163,329

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,	December 31,
	2006	2005

Cash flows from operating activities:
Net (loss) income	$(1,834)	$3,518
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,499	5,450
Compensation expense related to stock plans	517	—
Deferred income taxes	(441)	548
Excess tax benefits from share-based compensation	(94)	(43)
Restructuring and asset impairment	5,309	—
Provisions for losses on inventory	(90)	545
Write-down of acquired software	—	424
Provision for allowance for doubtful accounts	86	(289)
Changes in assets and liabilities:
Accounts receivable-trade	(3,952)	1,524
Accounts receivable-other	(512)	(1,300)
Inventories	(1,727)	2,462
Refundable taxes	(231)	312
Prepaid expenses and other assets	565	1,208
Accounts payable	(318)	175
Accrued warranty	(85)	139
Accrued expenses and deferred income	40	954
Accrued royalties payable	(381)	130
Income taxes payable	(678)	743

Net cash provided by operating activities	1,673	16,500

Cash flows from investing activities:
Purchase of Emerson test division	(5,501)	—
Purchase of short-term investments	(9,646)	(19,340)
Redemption/maturity of short-term investments	22,333	19,867
Capital expenditures, including capitalized software	(1,247)	(1,049)
Purchase of investment in other assets	(155)	—
Purchase of Cheetah	—	479

Net cash provided by (used in) investing activities	5,784	(43)

Cash flows from financing activities:
Proceeds from exercise of stock options	406	299
Excess tax benefits from share-based compensation	94	43

Net cash provided by financing activities	500	342

Net increase in cash and cash equivalents	7,957	16,799
Cash and cash equivalents at beginning of period	49,421	32,622

Cash and cash equivalents at end of period	$57,378	$49,421

Explanation of Non-GAAP Measures
During the third and fourth quarters of 2006, we implemented a restructuring program aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the non-recurring charges associated with the restructuring initiatives announced on July 27, 2006, as well as the related income tax effects of such items. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our fourth quarter and full year 2006 financial performance. We have also provided non-GAAP financial measures for certain actions completed during 2005, including the write-down of certain acquired software and retirement costs associated with the former CEO. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may therefore not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three month period ended December 31, 2006 and the years ended December 31, 2006 and December 31, 2005, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Restructuring expense: For the three month period and year ended December 31, 2006 we have excluded the effect of the restructuring program from our GAAP gross profit, gross profit percentage, operating expense, operating income, net income and diluted EPS. The restructuring program included charges associated with the write-down of inventory, employee severance and associated costs and write-down of property. We believe it is useful for investors to understand the effect of these expenses on our cost structure.
•	2005 Special items: For the year ended December 31, 2005, we have excluded the effect of the write-down of certain acquired software and a charge associated with the retirement of our former CEO.

Reconciliation to GAAP- Quarter Ended December 31, 2006 (Unaudited)

	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Expense	Income	Income	EPS

2006 GAAP Reported Results	$7,649	$1,426	$1,583	$0.12
Restructuring	(341)	341	246	$0.02

2006 Non-GAAP Results, Excluding special items	$7,308	$1,767	$1,829	$0.14

Reconciliation to GAAP- Year Ended December 31, 2006 (Unaudited)

				Operating	Net
		Gross Profit	Operating	(Loss)	(Loss)	Diluted
(In thousands, except per share amount)	Gross Profit	Percentage	Expense	Income	Income	EPS

2006 GAAP Reported Results	$27,847	42.6%	$33,649	$(5,802)	$(1,834)	$(0.14)
Inventory write-down	4,308	6.6%		4,308	2,593	0.20
Restructuring expense			(1,840)	1,840	1,108	0.08

2006 Non-GAAP Results, Excluding special items	$32,155	49.2%	$31,809	$346	$1,867	$0.14

Reconciliation to GAAP- Year Ended December 31, 2005 (Unaudited)

		Gross Profit	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Gross Profit	Percentage	Expense	Income	Income	EPS

2005 GAAP Reported Results	$34,682	52.3%	$31,222	$3,460	$3,518	$0.27
Acquired software write-down	424	0.6%		424	310	0.02
Retirement expense			(775)	775	566	0.04

2005 Non-GAAP Results, Excluding special items	$35,106	52.9%	$30,447	$4,659	$4,394	$0.33

Forward-Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the first quarter of and full year 2007, the significant large-scale projects recently won by the Company and their impact on the Company’s business, its participation in the fundamental network migration currently underway in the telecommunications industry and its confidence in winning broadband customers. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (b) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (c) the inability of the Company to realize the benefits of the reduction in its cost structure due to changes in its markets or other factors, and the risk that the reduction in costs will not restore profitability in the timeframe anticipated by the Company; (d) the risk that our cost-cutting initiatives may have impaired the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (e) inability to complete sales, or possible delays in deployment, of products under international projects (including the significant large-scale projects recently won by the Company) due to inability to complete or possible delays in completing the legal and commercial terms for such projects, project delays or cancellations, political instability, inability to obtain proper acceptances or other unforeseen obstacles or delays; (f) inability to complete or possible delays in completing certain research and development efforts required for international projects (including the significant large-scale projects recently won by the Company); (g) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (h) lower than expected demand for our cable testing products; (i) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (j) our ability to close certain international opportunities, due to numerous risks and uncertainties inherent in international markets; (k) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (l) the ability to manage the risks associated with and to grow our business; (m) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; (n) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2005 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™LoopCare is a trademark of Tollgrade Communications, Inc.
™N(x)Test is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
® DOCSIS is a registered trademark of Cable Television Laboratories, Inc.
All other trademarks are the property of their respective owners.